EXHIBIT 5.1



                                John M. Collins
                              Six Harrison Street
                               New York, NY 10013

                                February 10, 2005



Franklin Credit Management Corporation
Six Harrison Street
New York, New York 10013

                  Re:   Registration Statement on Form S-8
                        ----------------------------------

Ladies and Gentlemen:

            I am the General Counsel of Franklin Credit Management Corporation, a Delaware corporation (the "Registrant"), and have acted as counsel to the Registrant in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 1,600,00 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the Franklin Credit Management Corporation 1996 Stock Incentive Plan, as amended (the "Plan").

            I have reviewed copies of the Registration Statement, the Plan, each of the two amendments to the Plan increasing the number of shares available for grant under the Plan, the Amended and Restated Articles of Incorporation of the Registrant, the Bylaws of the Registrant, as amended, and resolutions of the Board of Directors of the Registrant.

            I have also reviewed such other documents and made such other investigations as I have deemed appropriate. As to various questions of fact material to this opinion, I have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. I have not independently verified the facts so relied on.

            Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, I am of the opinion that the Shares covered by the Registration Statement, when issued upon the exercise of options granted under the Plan in accordance with the terms and conditions of the Plan and the option agreements governing such options, and assuming that the exercise price for such Shares is equal to or in excess of the par value of the Common Stock and is paid in full, will be validly issued, fully paid and non-assessable.

            I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

            I do not express any opinion with respect to any law other than the Delaware General Corporation Law. The opinion expressed herein is based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should any such law be changed by legislative action, judicial decision or otherwise.

            This opinion letter is being delivered to you in connection with the registration of the Shares under the Registration Statement and may not be relied on or otherwise used by any other person or by you for any other purpose.


                                    Very truly yours,


                                    /s/ John M. Collins
                                    ------------------------
                                    John M. Collins
                                    General Counsel




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